Exhibit 10.1
                              JOINT DEVELOPMENT AND
                                ROYALTY AGREEMENT

THIS AGREEMENT is made and entered into this 15th day of November 2003 by and between SCIENTIFIC ENERGY, INC. a Utah corporation ("SEI"), and Grandway USA, Inc., a Utah corporation. (Grandway).

                                    RECITALS

1. SEI is the owner of intellectual property (products).

2. SEI desires Grandway USA, Inc. to complete the patent process on and market the Inventions. SEI is willing to have Grandway USA, Inc. consider the commercialization of the Inventions for certain consideration.


                                   Inventions

1. Electroluminescence Power Cell (for Lap-Top Computer) 2. Solenoid Pump 3. Solar Powered Fishing Tackle Box 4. Flasher Beacon 5. Electroluminescence Power Cell (for Portable T.V.)
6. Rapid-Hot Water Heater (120 volt) 7. Rapid-Hot Water Heater (12 volt) 8. Hydraulic Solenoid Solar-Powered Pump 9. Solar Powered Camping Lights 10. Solar Powered Survival Lantern With ELT 11. Solar Powered Lantern With Flashing Strobe
12. Solar Powered Barricade Light 13. Turbine Generator 14. Hydrogen Powered Generator System 15. Speedy Sputter with Solenoid Drive 16. Solenoid Pump for Diesel Motors 17. Flexible Socket Extension 18. Spring Loaded Magnetic Socket-wrench


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                                    AGREEMENT


NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment to Grandway USA, Inc.: Upon completion, production and commercialization of the above referenced inventions SEI agrees to license and convey to Grandway USA, Inc., and Grandway USA, Inc. agrees to license from SEI, the following:

         A. All right, title and interest of SEI i and to that certain products referred to as the Inventions, together with all trademarks, patents, and all powers and privileges relating thereto, and any and all modifications, improvements, enhancements, variations, and alterations relating thereto. It is intended that this Agreement will cover all succeeding generations of this product. Grandway USA, Inc. shall reserve the right to change the name or use it as they deem necessary.

         B. All right title and interest of SEI in all existing and future marketing rights, lists of customers, accounts and sales leads, manufacturing processes, drawings, and expertise involved in connection with said Inventions.

2. Patent Applications: Grandway USA, Inc., by this Agreement, agrees to be responsible for advising SEI about the prosecution of the patent applications covering the inventions which are the subject matter of this Agreement in the United States to allowance, final judgement, refusal or abandonment. Grandway USA, Inc. may terminate this Agreement upon thirty (30) days written notice to SEI, if Grandway USA, Inc. determines in its' sole discretion that the prosecution of the patents is not likely to be successful, or continuing the production and marketing of the product is not cost effective to Grandway USA, Inc. SEI, at his sole option retains the right to select any foreign countries as he elects to pay for and file patent applications in. Only under separate agreement, as may be negotiated, shall Grandway USA, Inc. obtain any patent rights granted in such foreign country. Except Grandway USA, Inc. is hereby granted a right of first refusal to acquire such further and select foreign rights. SEI while negotiating with a third party or parties for such foreign rights agrees to keep Grandway USA, Inc. informed of such negotiations and will notify Grandway USA, Inc. of any offers or proposals from such third parties. Grandway USA, Inc. shall have ten (10) business days to meet such offer or proposal, with Grandway USA, Inc.'s failure to fully meet such offer or proposal forever terminating this right of first refusal.

         Should this Agreement be terminated, as set out above, at the request of Grandway USA, Inc., Grandway USA, Inc., at their expense will promptly execute appropriate documents for transferring any title to SEI as they may have acquired to issued patents and patent applications, and shall turn over to SEI all materials associated therewith and shall, at the request of SEI, and at SEI expense, cooperate with SEI in continuing the prosecution of such

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         patent  application or applications  and will take all reasonable steps necessary to protect and preserve such patent rights to the benefit of SEI.

3. Trademarks: Grandway USA, Inc., whether with or without the input of SEI, may adopt a trademark or trademarks covering units of the Inventions. Upon termination, Grandway USA, Inc. agrees that such marks as have become identified with the subject matter of this Agreement shall be conveyed by separate assignment to SEI, which assignment shall include a conveyance of the rights of Grandway USA, Inc. shall have acquired in such mark or marks, that will expressly include the goodwill associated therewith. This Trademark Assignment will be made without cost to SEI and shall be executed in conjunction with other assignments and conveyances and reconveyance of the rights called for herein.

4. Royalty: Grandway USA, Inc. hereby agrees to pay to SEI a royalty on all sales of the Inventions which royalty shall be as follows:

         A. Grandway USA, Inc. shall pay SEI a royalty of 15% of Net Sales, (as defined below) for each unit of the Inventions sold by Grandway USA, Inc. Net Sales shall be deemed to be the gross sales price of a unit less the cost of freight, freight insurance and sales taxes. Net Sales of the Inventions shall be deemed to have been completed which shall trigger the royalty obligation, when Grandway USA, Inc. has received payment for the units sold. No royalty shall be due on any sale until Grandway USA, Inc. receives payment for the order to which the sale relates.

         B. Royalties due hereunder shall be paid on a calendar quarter basis and shall be paid within thirty (30) days after the end of each calendar quarter for sales for which payment was received within that calendar quarter. The four calendar quarters shall be the period of January 1st through March 31st as the first calendar quarter, April 1st through June 30th shall be the second calendar quarter, July 1st through September 30th shall be the third calendar quarter and October 1st through December 31st shall be the fourth calendar quarter.

         C. With each royalty payment, Grandway USA, Inc. shall deliver to SEI a statement which shall show in detail (I) the number of units sold during the preceding calendar quarter, (ii) the gross selling price of the units and the deductions which Grandway USA, Inc. has taken for freight, freight insurance and sales taxes, (iii) the amount of royalties payable to SEI as a result of such sale, and (iv) any other information reasonably requested by SEI regarding sales of the Inventions which will allow SEI to reasonably determine the basis upon which the royalty is being paid. Any information provided to SEI by Grandway USA, Inc., pursuant to this paragraph (C) or any other paragraph of this Agreement, shall be deemed confidential and privileged information of Grandway USA, Inc. and is secret and proprietary and of great value to Grandway USA, Inc. SEI' use of the information provided herein shall only be for the sole and exclusive purpose of enabling SEI to determine the basis upon which a royalty is being paid.


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         D.       Grandway  USA,  Inc.  shall at all  times  keep  accurate  and complete records showing all sales of the Inventions and shall cause the same to be kept in sufficient detail to enable royalties payable hereunder to be determined and to be checked by representatives of SEI. Grandway USA, Inc. shall allow SEI, or a representative of SEI, access to all of Grandway USA, Inc.'s records regarding the Inventions as may be necessary in SEI' reasonable opinion to determine Grandway USA, Inc.'s
                  compliance   with  this   Agreement   and  the   accuracy  and
                  completeness of reports, statements and payment to be made hereunder. All such records of Grandway USA, Inc. shall be retained for a period of at least two (2) years after the royalties to which such records relate have accrued and been paid. Grandway USA, Inc. shall, upon two working day's prior request, during normal business hours, provide reasonable access to such records to SEI or an independent accounting firm or such other agent of SEI, as SEI shall designate, for purposes of investigation of the royalties, manufacturing and other operations related to sales of the Inventions.

         E. If, at any time, SEI' examination of the record of Grandway USA, Inc. shall show that a royalty paid to SEI is in error by 5% or more, then Grandway USA, Inc. shall be obligated to pay all of the costs incurred by SEI in examining the books of Grandway USA, Inc. and all costs associated with SEI' efforts to obtain full royalty due including reasonable attorney's fees. Upon determining that an underpayment of the royalties has been made, Grandway USA, Inc. shall immediately remit such underpayment to SEI.

         F. The obligation of Grandway USA, Inc., its successors or assigns, to pay royalties to SEI continues after the expiration of this Agreement for so long as is necessary to account for all royalties due under this Agreement for contracts or sales commitments made during the term of this Agreement but for which payment will be received by Grandway USA, Inc. after the termination of this Agreement.

         G. Any payment due by Grandway USA, Inc. to SEI, i not paid when due, shall immediately begin to accrue interest from the due date until paid at the published prime rate or base rate of Zions First National Bank, N.A. of Salt Lake City, UT, plus 3%, which interest shall be compounded monthly, until paid. All royalty payments shall be made or sent to SEI or his successors or assigns at 630 North 400 West, Salt Lake City, Utah, 84103, or such other address as SEI may specify from time to time pursuant to the notice requirements hereof. All payments shall be applied first to accrued interest and then to the amount of the royalty due.

         H. Notwithstanding any other agreement herein to the contrary, Grandway USA, Inc. agrees that during each calendar year Grandway USA, Inc. will pay SEI a yearly minimum royalty of $1000.00 in order to maintain exclusive manufacturing and marketing rights for the Inventions in the United States and in foreign jurisdictions acquired pursuant to the provisions of Section 2 hereof. Grandway USA, Inc. shall be entitled to subtract from said minimum royalty, all royalties paid by Grandway USA, Inc. to SEI which are attributable to sales receipts during that calendar year as

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                  specified  in  Sections  4(A) and  4(B)  hereof.  The  minimum royalty for each calendar year shall be due and payable in full within thirty (30) days after the end of each calendar year. Any amount of the minimum royalty not paid when due shall bear interest from the due date until paid at the same rate as specified in paragraph 4(G) hereof. All payment shall be applied first to accrued interest and then to the royalty payment due. In the event that the yearly minimum royalty is not paid after 30 days written notice from SEI, the exclusive manufacturing and marketing rights shall be canceled. Grandway USA, Inc. shall cease further manufacturing and marketing except to liquidate product as defined in Section 5(D).

5. Security Interest: Grandway USA, Inc., for itself, its successors and assigns, hereby grants to SEI a security interest in the Inventions, know as the above referenced inventions listed in paragraph "Recitals" above, and all preferred embodiments of said Inventions as disclosed in the Unites States Patent Application. The security interest granted hereby shall include, but not be limited to, all of Grandway USA, Inc.'s right, title and interest in the Inventions as described in the Unites States Patent Application and in all divisions, continuations and continuations in part of said Application, or reissues or extensions of letters of patent or patents granted thereon and in all corresponding applications filed in the United States and all patents issued thereon in the United States. All of the above is hereinafter referred to as the "Collateral".

         A. Grandway USA, Inc. hereby warrant that there is no financing statement now on file in any public office covering the Collateral or any of the proceeds thereof and so long as any royalties remain unpaid, Grandway USA, Inc. shall not execute or file a financing statement or security agreement covering the Collateral to anyone other than SEI, except for financing statements or security agreements to Grandway USA, Inc.'s line of credit lender or other lenders, which security interests shall be junior to the security interest of SEI. Grandway USA, Inc. agrees to sign or deliver one or more or other instruments as SEI may from time to time require to comply with the requirements of the Utah Uniform Commercial Code, the commercial code of any other state or country or to properly evidence the security interest of SEI in the United States Patent Office or anywhere else where a filing is required to make a record, preserve, perfect or protect the first priority security interest in the Collateral granted by this security agreement to SEI or to enforce the security interest of SEI, and Grandway USA, Inc. shall pay all costs of filing such statements or instruments. If Grandway USA, Inc. does not execute such reasonable agreements, as SEI shall request, SEI is hereby authorized to sign such statements or instruments on behalf of Grandway USA, Inc. and Grandway USA, Inc. hereby consents to the filing of such statements executed by SEI.

         B. If Grandway USA, Inc. fails to make any payment or perform any acts required by this Agreement or to take acts which SEI reasonably deems advisable or necessary to preserve the Collateral or priority or perfection of SEI' security interest, SEI may advance funds for the same and Grandway USA, Inc. shall immediately be obligated to reimburse SEI for all advances so made and such advances shall be deemed part of the Collateral and secured hereby and shall be immediately payable to SEI. All

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                  payments  required  to be  made  in  this  Section  5(B) or in
                  Section 5(A) shall be paid within ten (10) days of Grandway USA, Inc.'s receipt of an invoice from SEI and if not paid by
                  such  date  shall   immediately  bear  interest  at  the  rate
                  specified in Section 4(G) until paid. All payments shall be applied first to accrued interest and then to the amount due.

         C. Grandway USA, Inc. shall be in default hereunde if any of the following events shall occur:

                  (I). Grandway USA, Inc. fails to pay when due any amounts due by Grandway USA, Inc. to SEI at the time and in the manner required hereunder;

                  (ii). Grandway USA, Inc. fails to perform an material undertaking or breaches any material warranty in this Agreement;

                  (iii). Anymaterial statement, representation or warranty of Grandway USA, Inc. herein or in any other writing or report at any time furnished by Grandway USA, Inc. to SEI hereunder or in connection with the Inventions is false in any material respect when made;

                  (iv).    Grandway  USA,  Inc.  becomes  insolvent  o makes  an
                           assignment for the benefit of creditors or any proceeding is instituted by or against Grandway USA, Inc. alleging that Grandway USA, Inc. is insolvent or unable to pay debts as they mature and such proceeding is not dismissed within thirty (30) days of such filing; or

                  (v). Grandway USA, Inc. shall transfer any interest in the Collateral to any other party other than sales of units of the Inventions in the normal course of business for which Grandway USA, Inc. receives reasonable compensation without the prior written consent of SEI.

         D. If, upon the occurrence of an event of default, and such occurrence shall not have been cured within thirty (30) days after the date of such occurrence, then SEI may send written notice of such default to Grandway USA, Inc. In the case of default in the payment of any amount due from Grandway USA, Inc. to SEI, Grandway USA, Inc. shall have thirty (30) days after such notice to cure the default. In the case of any default other than the failure to make a payment required hereby, Grandway USA, Inc. shall have sixty (60) days after such notice to cure such default. If a default shall not have been cured within the period specified above, then SEI shall immediately have all the rights and remedies of a secured party under the Utah Uniform Commercial Code or other applicable law, and (I) all of Grandway USA, Inc.'s right, title, and interest in the Inventions and all of the Collateral shall immediately revert back to SEI, the original owner, and Grandway USA, Inc. shall no longer have any right, title, or interest therein or to make further sales of the Inventions (except to liquidate any product which was ordered and received prior to expiration of the thirty (30) or sixty
                  (60) day default period or received after the expiration of the default period but ordered before and in which it was not possible to stop shipment of the

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                  order) or in any way to exercise  any rights  with  respect to the Inventions or the collateral; (ii) Grandway USA, Inc. shall immediately execute such documents of assignment or other documents necessary to reconvey title to the collateral to SEI; (iii) SEI may sell, license, or otherwise use or dispose of, in whole or in part, any rights in the Collateral to any other party immediately upon an event of default and shall immediately have the right to take all action necessary to obtain title of record in the Unites States Patent Office to the Collateral or in any other office or agency necessary in SEI' reasonable opinion to evidence SEI' ownership of the Collateral after the date of an event of default which has not been cured.

         E. Grandway USA, Inc. shall pay all taxes and assessments of any nature which may be levied or assessed against the Collateral; Grandway USA, Inc. shall not permit or allow any adverse, lien, security interest or encumbrance except as provided in
                  Section 5(A) hereof upon the Collateral and shall not permit the collateral to be attached in any manner.


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         F.       Grandway USA, Inc. will not use the Collateral in violation of any applicable statues, regulations or ordinances or this Agreement.

         G. All expenses of retaking and obtaining title to the Collateral in SEI' including SEI' reasonable attorney fees and legal expenses, shall be the obligation of Grandway USA, Inc.

         H. No waiver by SEI of any default shall operate a a waiver of any other default of or of the same default on a future occasion. The taking of this security Agreement shall not waive or impair any other security SEI may have or hereafter acquire for the payment of the royalties or other obligations due hereunder nor shall the taking of any such additional security waive or impair this security agreement; all rights of SEI hereunder shall inure to the benefit of his successors or assigns and all promises or duties of Grandway USA, Inc. shall bind its successors or assigns. Without affecting any obligations of Grandway USA, Inc. under this agreement, SEI, without notice or demand, may renew, extend or otherwise change the terms and conditions of any obligations hereunder, take or release any other collateral as security and add or release any guarantor, surety or other party to any obligations of Grandway USA, Inc. hereunder.

         I. Grandway USA, Inc. shall execute all such documents as SEI shall reasonably request necessary to evidence SEI' secured position in the Collateral.

6. Term of Agreement. At the election of Grandway USA, Inc., Grandway USA, Inc. may terminate this agreement upon thirty (30) days written notice to SEI at anytime. If any patents shall be issued with respect to the Inventions, and unless this Agreement is terminated earlier in accordance with the provisions hereof, the Agreement shall remain in effect until the life of the patent or patents issued and covering the Inventions shall have expired. In the case that no patents are issued, the agreement will remain in full force and effect until this Agreement is terminated in accordance with the provisions hereof. Upon the expiration of such patents, or if this Agreement is terminated as defined hereof, all right, title and interest of Grandway USA, Inc. or its successors or assigns, in the Collateral shall be transferred to SEI or his successors or assigns and shall immediately thereupon become the sole and exclusive property of SEI or his successors or assigns.

7. Indemnification. Grandway USA, Inc. hereby agrees to indemnify and hold harmless SEI, and his successors or assigns, from and against all liabilities, claims, losses, damages, costs and expenses (including reasonable attorneys fees) resulting from or connected with Grandway USA, Inc.'s breach of this Agreement, including, but not limited to, breach of any covenant, warranty or representation made by Grandway USA, Inc. hereunder.

8. Assignment. Grandway USA, Inc. shall have no right to make any assignment or transfer of all or any part of its interest in the Inventions or the Collateral without the prior written consent of SEI, which consent shall not be unreasonably withheld. Any assignment or transfer of any interest in the Collateral by Grandway USA, Inc. to any other party shall include provisions which incorporate the terms of this Agreement and which shall

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specifically  acknowledge  and require the  assignee or other party to recognize the rights of SEI herein, to make the royalty payments required hereunder and to have assignee grant to SEI a security interest in the Collateral as described herein. SEI shall not assign his interest herein to any other party without the prior written consent of Grandway USA, Inc., which consent shall not be unreasonably withheld.

9. Marketing Efforts/Inventions Protection.

         A. Grandway USA, Inc. agrees that as long as this Agreement is in effect, Grandway USA, Inc. will use reasonable and good faith efforts to manufacture and market the Inventions referred to herein subject to market conditions that would make such efforts a profitable venture.

         B. In the event that any infringement of the patents acquired by Grandway USA, Inc. comes to the attention of either party, such party shall promptly notify the other party of the infringement. Thereupon, the parties shall consult with a view to reaching agreement as to ways and means of eliminating the infringement. If either party desires to litigate the infringement, and the other party refuses to do so or refuses to bear one-half of the costs thereof, the party desiring litigation may at its sole discretion, and as its sole cost and expense, bring suit to restrain such infringement and may join the refusing parting as a party plaintiff in such suit. SEI shall indemnify Grandway USA, Inc. against all liability, loss, damage, or expense resulting from any suit brought against Grandway USA, Inc. for patent infringement based on the use, sale or other disposition of the Inventions or any other products claimed in the referenced patents. However, this right of indemnification shall be limited so as not to exceed the aggregate amount of royalties paid to SEI under this Agreement. Grandway USA, Inc. shall have control of the defense in such suit and in all negotiations relating to its settlement.

10.      Miscellaneous.

         A.       Notices.   All  notices,   demands  and  other  communications
                  hereunder shall be in writing and shall be sufficient if mailed by certified mail, return receipt requested and postage prepaid to the parties or their permitted assignees at the following addresses:

                  To: Grandway USA, Inc.:            Grandway USA, Inc.
                                                     760 West 1700 South
                                                     Salt Lake City, UT 84104


                  To: Scientific Energy, Inc.        Scientific Energy, Inc.
                                                     630 North 400 West
                                                     Salt Lake City, Utah 84103



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



                  Notice shall be deemed to have been given and received (1) when actually received if delivered in person or (2) on the date two business days after such notice has been mailed in the manner described herein. Any party herein may, at any time, upon giving notice as specified herein, designate another address in substitution of the foregoing address to which such notice shall be given and to which all notices thereafter shall be sent.


         B. Severability. Any provision hereof prohibited or deemed unlawful or unenforceable under applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement and enforceable in accordance with its terms. In the event that any term or provision of this agreement shall be held invalid by a competent court or government agency, the remainder of this Agreement shall not be affected thereby and the parties hereto shall continue to be bound by the remaining terms hereof. In such event, the relevant term or provision (or should such terms or provisions be a crucial element of this Agreement) then the entire Agreement shall be renegotiated by the parties in a good faith effort to achieve mutual agreement consistent with such holding and shall continue to perform under this Agreement in a manner consistent with its intention and objectives.

         C. Further Action. The parties agree to execute and deliver all documents, provide information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

         D. Applicable Law and Jurisdiction. This Agreemen shall be governed by and construed in accordance with the laws of the State of Utah without reference to choice of law remedies. The parties hereto subject themselves to the jurisdiction of the courts of the State of Utah and agree that the exclusive venue and place of jurisdiction for any lawsuit arising under or relating to this Agreement shall be in the State of Utah.

         E. Binding Effect. This Agreement shall be bindin upon and shall inure to the benefit of the parties and their respective successors, legal representatives and assigns; provided that this provision shall not be construed as permitting the assignment, substitution, delegation or other transfer of rights or obligations except strictly in accordance with the other provisions of this Agreement.

         F. Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof.

         G. Relationship of the Parties. Neither Grandway USA, Inc., or SEI nor any of their officers, directors, partners, employees, or agents shall be deemed to be the representative, agent or employee of the other for any purpose whatsoever. Nor shall they, or any of them, have any right or authority to assume or create an obligation of any kind or nature, express or implied, on behalf of such other, nor to accept service of any legal process addressed to or intended for such other.

         H. Cooperation. The parties agree to promptly cooperate in good faith to carry out the provisions of this Agreement and the activities contemplated hereby and shall all cooperate in good faith to resolve any disputes or differences which may arise in connection with the provisions hereof and the activities contemplated hereby.

         I. Titles and Captions. The article and section titles or captions of this Agreement are for convenience only and shall not be deemed part of this Agreement and shall in no way define, limit, augment or extend or describe the scope, content or intent of any part or parts of this Agreement.

         J. Authorization. Each individual executing this Agreement does hereby represent and warranty to each other person so signing (and each other entity for which another person may be signing) that he or she has been duly authorized to execute this Agreement in the capacity and for the entity set forth where he or she signs.

         K. Attorney's Fees. If any action is brought to recover for breach of this Agreement, or any payment or other amount under this Agreement because of any default under this Agreement, to enforce or interpret any of the provisions of this Agreement, or for recovery of possession of the patents or collateral hereunder, the party prevailing in such action shall be entitled to recover from the other reasonable attorneys' fees (including those incurred in connection with any appeal), the amount of which shall be fixed by the court and made a part of any judgement rendered. Grandway USA, Inc. shall be responsible for all costs and expenses, including, without limitation, attorney's fees, that SEI incurs in any case or proceeding involving Grandway USA, Inc. under or related to any bankruptcy or insolvency proceeding involving Grandway USA, Inc. SEI shall be responsible for all costs and expenses, including, without limitation, the attorney's fees, that Grandway USA, Inc. incurs in any case or proceeding involving SEI under or related to any bankruptcy or insolvency proceeding involving SEI.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                     Scientific Energy, Inc., a Utah corporation
                                     630 North 400 West
                                     Salt Lake City, Utah 84103

                                     By: /S/ Todd B. Crosland
                                     Todd B. Crosland, President

                                     Grandway USA, Inc., a Utah corporation
                                     760 West 1700 South
                                     Salt Lake City, UT 84104

                                     By: /S/ Dale C. Gledhill
                                     Dale C. Gledhill, President

COVER LETTER

                               LEONARD E. NEILSON
                                 ATTORNEY AT LAW
                            8160 South Highland Drive
                                    Suite 209
                                Sandy, Utah 84093
Phone:  (801) 733-0800                                      Fax:  (801) 733-0808

                                January 27, 2004


Securities and Exchange Commission
Attention Filing Desk:  Stop 1-4
450 Fifth Street, N.W.
Washington, DC 20549

Via EdgarLink

         Re:      Scientific Energy, Inc.
                  Registration statement on Form 10-SB

Commissioners:

         On behalf of Scientific Energy, Inc. (the "Registrant") in connection with its registration statement on Form 10-SB, and pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, please find herewith the following:

         One complete copy with exhibits of the registration statement.

         The Registrant would like the registration statement declared effective as soon as practical and accordingly, would appreciate the Commission Staff's assistance in this regard.

         Please  direct  your   comments  or  questions   with  respect  to  the
registration statement and the enclosed materials to the undersigned by telephone at (801) 733-0800, or by FAX at (801) 733-0808.

                                                     Yours truly,



                                                     Leonard E. Neilson
:ae
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